EXHIBIT 99.1

                    NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

WOODBURY, NY, April 24, 2007 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the first quarter ended March 31, 2007. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for further details of the reconciliation of GAAP operating income to earnings excluding certain items.

First Quarter 2007 Highlights

•                  Revenue was $99.2 million, in line with guidance and a 6% increase over the $93.9 million reported in the first quarter of 2006. Shipments were approximately $110 million, reflecting increased new product activity with revenue recognition expected in subsequent quarters.

•                  Gross margins were 44%, ahead of Veeco’s guidance.

•                  Bookings were $105.9 million, in line with Veeco’s guidance range, and 16% below prior year.

•                  Net income was $0.3 million, or $0.01 per share (GAAP), compared to net loss of $0.2 million, or ($0.01) per share, last year, in line with Veeco’s guidance.

•                  Earnings per share, excluding certain items, were $0.10 compared to $0.09 last year, in line with guidance.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “Veeco’s results were in line with guidance.  Revenues of $99.2 million produced a gross margin of 44%, higher than our forecast due to improved margins in metal organic chemical vapor deposition (MOCVD) systems. Veeco also recently reduced long-term debt by $56.0 million and exchanged a substantial portion of its Convertible Notes, significantly improving the Company’s capital structure.”

“Veeco’s first quarter orders of $105.9 million reflected significant growth in the high-brightness light emitting diode (HB-LED)/wireless sector and stabilization of data storage,” added Mr. Braun. “Veeco’s HB-LED/wireless revenues were up 39% and orders were up 60% year-over-year, as we continue to experience positive customer acceptance for our new K-Series MOCVD systems. We received multi-system orders from six LED customers. First quarter data storage orders of $29.4 million increased 37% sequentially from the fourth quarter trough. We expect continued growth in the second quarter, as data storage investments in areal density, perpendicular recording and larger wafer sizes are required.”

First Quarter 2007 Summary

Veeco’s revenues for the first quarter of 2007 were $99.2 million, compared to $93.9 million in the first quarter of last year. First quarter 2007 operating income was $1.7 million, compared with operating income of $1.6 million in the first quarter of 2006.  Veeco’s first quarter 2007 EBITA was $5.6 million, approximately flat compared to the prior year.  First quarter net income was $0.3 million, or $0.01 per share, compared to a net loss of $0.2 million, or ($0.01) per share, in the first quarter of 2006.  Excluding certain items, and using a 35% tax rate in both periods, first quarter 2007 earnings were $0.10 per share, compared to earnings per share of $0.09 in 2006.  Details of revenues and bookings appear in the following tables.

Q1 2007 Revenues

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$58.1	59%	Data Storage	36%	North America	35%
			Semiconductor	10%	Europe	15%
Metrology	$41.1	41%	HB-LED/wireless	21%	Japan	20%
			Scientific Research	33%	APAC	30%
Total	$99.2	100%	Total	100%	Total	100%

Q1 2007 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$68.7	65%	Data Storage	28%	North America	32%
			Semiconductor	11%	Europe	18%
Metrology	$37.2	35%	HB-LED/wireless	37%	Japan	12%
			Scientific Research	24%	APAC	38%
Total	$105.9	100%	Total	100%	Total	100%

Veeco’s first quarter book-to-bill ratio was 1.07 to 1.0.

Outlook

Veeco currently expects revenues to be in the range of $100-105 million for the second quarter of 2007, with earnings per share currently forecasted to be between ($0.03)-$0.02 on a GAAP basis and $0.07-$0.10 on a non-GAAP basis (excluding amortization of $2.5 million and using a 35% tax rate). Veeco currently expects that its second quarter 2007 bookings will be $110 million +/ - 5%.

Veeco will host a conference call reviewing these results at 5:00PM ET today at 1-800-500-0177 (toll free) or 1-719-457-2679.  The call will also be webcast live on the Veeco website at www.veeco.com.  A replay of the call will be available beginning at 8:00pm ET today through midnight on May 8, 2007 at 1-888-203-1112 or 1-719-457-0820, using pass code 4739914, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

- financial tables attached -

Veeco Instruments Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2007	2006

Net sales	$99,166	$93,918
Cost of sales	55,471	52,149
Gross profit	43,695	41,769

Costs and expenses:
Selling, general and administrative expense	22,806	21,330
Research and development expense	15,389	14,586
Amortization expense	3,909	4,015
Other (income) expense, net	(147)	199

Operating income	1,738	1,639

Interest expense, net	819	1,378
Gain on extinguishment of debt	(738)	(330)

Income before income taxes and noncontrolling interest	1,657	591

Income tax provision	1,494	833
Noncontrolling interest	(130)	—
Net income (loss)	$293	($242)

Income (loss) per common share:
Net income (loss) per common share	$0.01	($0.01)
Diluted net income (loss) per common share	$0.01	($0.01)

Weighted average shares outstanding	30,899	30,081
Diluted weighted average shares outstanding	31,281	30,081

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2007		2006

Operating income	$1,738		$1,639

Adjustments:

Amortization expense	3,909		4,015

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	5,647		5,654

Interest expense, net	819		1,378

Gain on extinguishment of debt	(738	)(1)	(330	)(2)

Adjustment to exclude gain on extinguishment of debt	738		330

Earnings excluding certain items before income taxes	4,828		4,276

Income tax provision at 35%	1,690		1,497

Earnings excluding certain items	$3,138		$2,779

Earnings excluding certain items per diluted share	$0.10		$0.09

Diluted weighted average shares outstanding	31,281		30,655

(1)     During the first quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $144.0 million, and the Company recorded a gain from the early extinguishment of debt in the amount of $0.7 million.

(2)     During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $200.0 million, and the Company recorded a gain from the early extinguishment of debt in the amount of $0.3 million.

NOTE — The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$94,569	$147,046
Accounts receivable, net	81,368	86,589
Inventories, net	105,620	100,355
Prepaid expenses and other current assets	9,370	9,378
Deferred income taxes	2,861	2,565
Total current assets	293,788	345,933

Property, plant and equipment, net	71,675	73,510
Goodwill	100,898	100,898
Other assets, net	64,791	69,259
Total assets	$531,152	$589,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,828	$40,588
Accrued expenses	43,404	48,714
Deferred profit	2,882	251
Income taxes payable	2,713	2,723
Current portion of long-term debt	5,524	5,597
Total current liabilities	94,351	97,873

Deferred income taxes	2,662	2,423
Long-term debt	147,563	203,607
Other non-current liabilities	2,176	2,304
Total non-current liabilities	152,401	208,334

Noncontrolling interest	1,512	1,642

Shareholders’ equity	282,888	281,751
Total liabilities and shareholders’ equity	$531,152	$589,600